Exhibit 99.1

NEWS RELEASE

Contact:	Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7744Image Sensing Systems, Inc. Phone: 651.603.7744

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2020 Fourth Quarter and Full-Year Financial Results

Saint Paul, Minn., March 11, 2021 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its fourth quarter and year ended December 31, 2020.

Fourth Quarter 2020 Financial Summary

  Fourth quarter royalties were $1.8 million, a decrease of 8 percent from the same period in the prior year.
  Fourth quarter product sales were $1.1 million, a decrease of 28 percent from the same period in the prior year.
  Operating expenses totaled $2.3 million in the fourth quarter of 2020, a decrease of 18 percent from the prior year period.
  There were no capitalized software costs in the fourth quarter of 2020 compared to $114,000 in the prior year period.
  Net income for the fourth quarter of 2020 totaled $365,000 compared to a net loss of $90,000 for the same period in the prior year.
  Cash balance increased to $8.6 million, up from $7.5 million at the end of the third quarter of 2020.

2020 Full Year Financial Summary

  2020 royalties of $8.3 million were the same as the prior year.
  2020 product sales were $4.8 million, a decrease of 25 percent from the prior year.
  2020 operating expenses of $9.8 million remained the same as in the prior year.
  Capitalized software costs in 2020 were $22,000 compared to $1.2 million in the prior year.
  Net income for 2020 totaled $1.1 million, a $5.9 million decrease from the prior year.
  A non-recurring, non-cash $462,000 tax benefit was recorded during 2020 compared to a tax benefit of $5.2 million in 2019.
  The Company received funding of $924,000 under the Paycheck Protection Program in the form of a loan in April 2020, all of which was forgiven in the first quarter of 2021.
  Cash balance increased to $8.6 million, up from $5.1 million at the end of 2019.

Fourth-Quarter Results

The 2020 fourth quarter revenue for Image Sensing Systems, Inc. ("ISS" or the "Company") was $2.9 million compared to $3.4 million in the fourth quarter of 2019. Revenue from royalties was $1.8 million in the fourth quarter of 2020 compared to $2.0 million in the fourth quarter of 2019, an 8 percent decrease. Product sales were $1.1 million in the 2020 fourth quarter compared to $1.5 million in the fourth quarter of 2019, a 28 percent decrease. The decrease in royalty and product sales during the fourth quarter of 2020 was a result of project timing and COVID-19 challenges.

Exhibit 99.1

Gross margin for the fourth quarter of 2020 was 77 percent, a 4-percentage point decrease from a gross margin of 81 percent for the same period in 2019.  Product sales gross margin for the fourth quarter of 2020 was 46 percent compared to 63 percent in the prior year period. The decrease in the gross margin percent was primarily the result of a reduction of warranty reserve in the fourth quarter of 2019 that lowered the cost of revenue and increased gross margin in 2019.

The Company’s net income in the fourth quarter was $365,000, or $0.07 per diluted share, compared to net loss of $90,000, or $(0.02) per diluted share, in the prior year period. The fourth quarter 2020 net income includes operating expenses of $2.3 million, an 18 percent decrease from the fourth quarter of 2019.  This decrease is partially due to the elimination of administrative expenses related to the review of strategic alternatives to maximize shareholder value, which began in the fourth quarter of 2019 and ended in October 2020, and a reduction in headcount in the fourth quarter of 2020 compared to the prior year. During the fourth quarter of 2020, ISS capitalized no internal software development costs compared to capitalizing $114,000 in internal software development costs in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the fourth quarter of 2020 was $96,000 compared to $148,000 in the prior year period.

Full Year Results

ISS' 2020 revenue was $13.2 million compared to $14.7 million in 2019. Gross margin for 2020 remained unchanged at 79 percent when compared to 2019.  Revenue from royalties remained constant at $8.3 million in 2020 compared to 2019.

Product sales decreased to $4.8 million in 2020, a 25 percent decrease from $6.4 million in 2019. The decrease in product sales was the result of project timing and global COVID-19 related challenges. Autoscope video product sales and royalties were $957,000 and $8.3 million, respectively, in 2020, and RTMS radar product sales were $3.9 million in 2020. Product sales gross margin for 2020 decreased to 50 percent compared to 57 percent in 2019.

The Company’s net income in 2020 was $1.1 million, or $0.20 per diluted share, compared to $7.0 million, or $1.33 per diluted share, in the prior year. The 2020 net income includes operating expenses of $9.8 million, which remained constant when compared to 2019. During 2020, ISS capitalized $22,000 of internal software development costs compared to $1.2 million in 2019. Prior year net income included a $5.2 million non-cash income tax benefit due to the release of a significant portion of the deferred tax asset valuation allowance of $5.4 million.

Exhibit 99.1

On a non-GAAP basis, excluding the amortization of intangible assets, depreciation, and restructuring charges for the applicable periods, operating income for 2020 was $1.6 million compared to $2.6 million in the prior year.

During the second quarter of 2020, the Company received funding of $924,000 from the United States Small Business Administration (SBA) in the form of a Paycheck Protection Program ("PPP") loan. The Company applied for forgiveness of the loan because the proceeds were used for payroll related costs, rent, and utilities.  On February 2, 2021, the Company was granted forgiveness of all of the PPP loan by the SBA.  The Company will recognize the amount of the loan forgiven as other non-operating income in the first quarter of 2021.

"Our business' most significant impact in 2020 was the COVID-19 lockdown leading to uncertain buying and technology deployment cycles. Through effective virtual meetings, webinars, and industry sessions, we were able to stay engaged with our North American market and create a growing pipeline of opportunities. While we did experience a 25% decline in our direct product business, we're optimistic looking toward 2021, fueled by our newly released RTMS Echo radar product that enables us to compete in any market. Early customer feedback is very positive, and we are now earning our first meaningful sales. The combination of pandemic-related economic uncertainty and the decision to explore strategic alternatives required us to adjust our operating plan to a more conservative, cash-focused approach. These actions ensured business continuity in the face of unprecedented economic uncertainty. The Company is well-positioned to make bold moves that will enable growth and diversification in the coming years," said Chad Stelzig, CEO for ISS.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

Exhibit 99.1

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 12, 2020.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenue
Product sales	$1,069	$1,476	$4,829	$6,416
Royalties	1,808	1,970	8,344	8,316
	2,877	3,446	13,173	14,732
Cost of revenue	668	640	2,785	3,129
Gross profit	2,209	2,806	10,388	11,603

Operating expenses
Selling, general and administrative	1,550	2,028	6,444	6,935
Research and development	788	828	3,336	2,836
Restructuring charges	-	-	-	2
	2,338	2,856	9,780	9,773
Income (loss) from operations	(129)	(50)	608	1,830
Interest income (expense)	(7)	-	(7)	-
Income (loss) before income taxes	(136)	(50)	601	1,830
Income tax expense (benefit)	(501)	40	(462)	(5,165)
Net income (loss)	$365	$(90)	$1,063	$6,995

Basic net income (loss) per share	$0.07	$(0.02)	$0.20	$1.33
Diluted net income (loss) per share	$0.07	$(0.02)	$0.20	$1.33

Weighted shares - basic	5,314	5,258	5,296	5,244
Weighted shares - diluted	5,328	5,258	5,316	5,268

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$8,605	$5,118
Receivables, net	2,261	3,126
Inventories	770	781
Prepaid expenses and other current assets	480	463
	12,116	9,488
Property and equipment, net	303	419
Intangible assets, net	3,161	3,875
Deferred taxes	5,708	5,220
Operating lease asset, net	136	181
	$21,424	$19,183
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$547	$373
Short-term debt	349	-
Warranty and other current liabilities	576	858
	1,472	1,231

Non-Current liabilities
Operating lease obligation	8	19
Long-term debt	574	-
	582	19

Shareholders’ equity	19,370	17,933
	$21,424	$19,183

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Years Ended December 31,
	2020	2019
Operating activities
Net income	$1,063	$6,995

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	960	795
Stock option expense	224	219
Loss on disposal of assets	5	-
Deferred income tax benefit	(489)	(5,162)
Changes in operating assets and liabilities	797	(597)
Net cash provided by operating activities	2,560	2,250

Investing activities
Capitalized software development costs	(22)	(1,156)
Purchases of property and equipment	(129)	(254)
Net cash used for investing activities	(151)	(1,410)

Financing activities
Stock for tax withholding	(6)	(21)
Proceeds from exercise of stock options	-	4
Proceeds from PPP Loan	924	-
Net cash provided by (used for) financing activities	918	(17)

Effect of exchange rate changes on cash	160	59
Increase in cash and cash equivalents	3,487	882

Cash and cash equivalents at beginning of period	5,118	4,236
Cash and cash equivalents at end of period	$8,605	$5,118

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$1	$14

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets, depreciation, and restructuring charges for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Income (loss) from operations	$(129)	$(50)	$608	$1,830
Amortization of intangible assets	187	150	736	598
Depreciation	48	48	224	197
Restructuring charges	-	-	-	2
Non-GAAP income from operations	$106	$148	$1,568	$2,627

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.